Exhibit 99.1

News Release

Contact:

Scott Solomon

Senior Vice President

Sharon Merrill Associates

(617) 542-5300

ALOT@investorrelations.com

AstroNova Announces Record Fiscal 2019 Fourth-Quarter and Full-Year Financial Results

Fourth-Quarter Fiscal 2019 Achievements (all comparisons with fourth-quarter fiscal 2018)

•	Record bookings of $38.6 million, up 11%

•	Record revenue of $37.2 million, up 14%

•	Record operating income of $2.9 million, up 37%

•	Earnings per diluted share of $0.32, up 256%

Full-Year Fiscal 2019 Achievements (all comparisons with full-year fiscal 2018)

•	Record bookings of $141.9 million, up 19%

•	Record revenue of $136.7 million, up 21%

•	Record operating income of $8.7 million, up 61%

•	Record backlog of $25.6 million, up 20%

•	Earnings per diluted share of $0.81, up 72%

West Warwick, R.I. – March 14, 2019 – AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, today announced financial results for the fiscal 2019 fourth quarter and full year ended January 31, 2019

CEO Commentary

“We achieved strong operating and financial results in both the fourth quarter and fiscal year,” said President and CEO Greg Woods. “Our 2019 performance was fundamentally about good strategic execution. New product initiatives, pricing and geographic expansion helped grow our top line, while increased operating efficiencies and cost improvements drove a larger percentage of that growth through to the bottom line. Our team of more than 375 people around the world work hard to support our commitment to quality and customer service, and I am exceptionally proud of those efforts during the past year.

AstroNova Reports Q4/FY19 Financial Results/ 2

“The Test & Measurement segment accounted for a significant share of the Company’s 21% top-line growth in fiscal 2019,” Woods said. “This primarily reflected a full year of revenue associated with the flight deck printer line we acquired in September 2017 from Honeywell International and growing demand for our ToughWriter 640 printer. The quarter also benefited from a large aerospace customer order received late in January that we were able to manufacture and ship in record time.

“Our Product Identification segment grew 6% for the year, highlighted by strong demand for our Trojan® T2-C and Trojan® T4 presses as well as the continued momentum of our supplies business,” Woods said. “In January, we continued to broaden our market opportunity in this segment with the launch of the QL-300. It is the industry’s first 5-color toner-based tabletop printer designed specifically for production label printing.”

Business Outlook

“Looking ahead, we anticipate another strong year in fiscal 2020 with modest revenue growth and increasing operating margins as we rigorously apply the principles of the AstroNova Operating System, focus on working capital utilization, and continue to improve the leveraging of our operating expenses,” Woods said. “We believe this, coupled with our on-going commitment to product innovation, will further strengthen our fundamental competitiveness.”

Operating Segment Results

Product Identification segment revenue in the fourth quarter of fiscal 2019 was $23.4 million, a 7.6% increase compared with $21.7 million in the prior year, on higher sales of hardware, supplies and service revenue. Segment operating income was $2.1 million, or 8.9% of revenue, versus $2.8 million, or 12.9% of revenue, in the prior year, due primarily to higher costs associated with selling and marketing initiatives.

Product Identification revenue in fiscal 2019 was $86.8 million, 6.3% higher than $81.7 million in the same period of fiscal 2018. Segment operating income was $7.9 million, or 9.1% of segment revenue, compared with $10.6 million, or 12.9% of segment revenue, in fiscal 2018.

Test & Measurement segment revenue in the fourth quarter of fiscal 2019 increased 25.8% to $13.8 million from $11.0 million in the same period of fiscal 2018. Segment operating income was $3.7 million, or 26.7% of revenue, for the fiscal 2019 fourth quarter compared with $1.5 million, or 13.3% of revenue, in the comparable period of fiscal 2018.

600 East Greenwich Avenue West Warwick, RI 02893 +1 (401) 828-4000	NASDAQ: ALOT www.astronovainc.com	Page | 2

AstroNova Reports Q4/FY19 Financial Results/ 3

Test & Measurement revenue in fiscal 2019 was $49.9 million, up 57.2% from $31.7 million in fiscal 2018, reflecting a full year of revenue associated with the narrow format flight deck printer line the Company acquired from Honeywell International in September 2017. Test & Measurement operating income in fiscal 2019 was $11.9 million, or 23.9% of segment revenue, compared with $3.8 million, or 11.8% of segment revenue, in fiscal 2018.

Financial Summary

Revenue in the fourth quarter totaled $37.2 million, an increase of 13.7% from $32.7 million in the fourth quarter of fiscal 2018, reflecting higher sales in both the Product Identification and Test & Measurement segments. For the full year, revenue increased to a record $136.7 million from $113.4 million in fiscal 2018.

Gross profit in the fourth quarter was $14.6 million, or 39.2% of revenue, compared with $12.6 million, or 38.7% of revenue, for Q4 fiscal 2018. The increase in gross profit dollars and margin reflected higher revenue in the 2019 period. Fiscal 2019 gross profit was $54.0 million, or 39.5% of revenue, compared with $44.0 million, or 38.8% of revenue, in fiscal 2018.

Operating expenses for the fourth quarter were $11.7 million compared with $10.5 million in the same period of fiscal 2018. Fiscal 2019 operating expenses increased to $45.3 million from $38.6 million a year earlier.

Operating income for the fourth quarter was $2.9 million, or 7.9% of revenue, compared with $2.1 million, or 6.5% of revenue, in the fourth quarter of fiscal 2018. Operating income for fiscal 2019 was $8.7 million, or 6.4% of revenue, compared with $5.4 million, or 4.8% of revenue in fiscal 2018.

Net income for the fourth quarter was $2.3 million, or $0.32 per diluted share, versus $628,000, or $0.09 per diluted share, in the fourth quarter of fiscal 2018. GAAP net income for fiscal 2019 was $5.7 million, or $0.81 per diluted share, compared with $3.3 million, or $0.47 per diluted share, in fiscal 2018. Results for both the fourth-quarter and full-year periods of fiscal 2019 were negatively impacted by $65 thousand or $0.01 per share and in the comparable periods of 2018 negatively impacted by $1.1 million, or $0.16 per share, in taxes due to the enactment of the Tax Cuts and Jobs Act, as shown in the GAAP to non-GAAP reconciliation table for the fiscal year 2019 and 2018 included herewith.

Fourth-quarter 2019 bookings increased 11% to $38.6 million from $34.8 million in the fourth quarter of 2018, with increases in both the Product Identification and Test & Measurement segments. Fiscal 2019 bookings increased 19% to $141.9 million from $119.6 million in fiscal 2018.

600 East Greenwich Avenue West Warwick, RI 02893 +1 (401) 828-4000	NASDAQ: ALOT www.astronovainc.com	Page | 3

AstroNova Reports Q4/FY19 Financial Results/ 4

Backlog at January 31, 2019 was $25.6 million, up 20% from $21.4 million at the end of the fiscal 2018 fourth quarter.

Fourth-Quarter Fiscal 2019 Conference Call

AstroNova will conduct an investor conference call at 9:00 a.m. ET today. To participate on the conference call, please dial (877) 260-1479 (U.S. and Canada) or (334) 323-0522 (International) approximately 10 minutes prior to the start time and enter confirmation code 1392572.

You can hear a replay of the conference call from 12:00 Noon ET Thursday, March 14 until 12:00 p.m. ET Thursday, March 21 by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International). The passcode is 1392572. A real-time and an archived audio webcast of the call will be available through the “Investors” section of the AstroNova website, https://investors.astronovainc.com.

About AstroNova

AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies since 1969, designs, manufactures, distributes and services a broad range of products that acquire, store, analyze and present data in multiple formats. The Product Identification segment offers a variety of hardware and software products and associated supplies that allow customers to mark, track and enhance the appearance of their products. The segment’s two business units are QuickLabel®, the industry leader in tabletop digital color label printing and TrojanLabel®, an innovative leader for professional label presses and specialty printers. The Test and Measurement segment includes the Test & Measurement business unit, which offers a suite of products and services that acquire, record and analyze electronic signal data from local and networked sensors. The segment also includes the AstroNova Aerospace business unit, which designs and manufactures avionics equipment and systems that serve the world’s aerospace and defense industries with proven advanced airborne technology solutions for both the cockpit and the cabin. The key products include flight deck printers, networking hardware and related accessories. AstroNova is a member of the Russell Microcap® Index and the LD Micro Index (INDEXNYSEGIS: LDMICRO). Additional information is available by visiting www.astronovainc.com.

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and

600 East Greenwich Avenue West Warwick, RI 02893 +1 (401) 828-4000	NASDAQ: ALOT www.astronovainc.com	Page | 4

AstroNova Reports Q4/FY19 Financial Results/ 5

similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning the Company’s anticipated performance in fiscal 2020, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018 and subsequent filings AstroNova makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

600 East Greenwich Avenue West Warwick, RI 02893 +1 (401) 828-4000	NASDAQ: ALOT www.astronovainc.com	Page | 5

AstroNova Reports Q4/FY19 Financial Results/ 6

ASTRONOVA, INC.

Consolidated Statements of Income

In Thousands Except for Per Share Data

(Unaudited)

	Three-Months Ended		Twelve-Months Ended
	January 31, 2019	January 31, 2018	January 31, 2019	January 31, 2018
Net Revenue	$37,167	$32,699	$136,657	$113,401

Cost of Revenue	22,585	20,057	82,658	69,399
Gross Profit	14,582	12,642	53,999	44,002
	39.2%	38.7%	39.5%	38.8%
Operating Expenses:
Selling & Marketing	6,858	6,277	26,343	22,234
Research & Development	1,969	2,112	7,813	7,453
General & Administrative	2,825	2,123	11,123	8,903

	11,652	10,512	45,279	38,590

Operating Income	2,930	2,130	8,720	5,412
	7.9%	6.5%	6.4%	4.8%

Other Income, Net	(92)	(210)	(1,412)	(255)

Income Before Taxes	2,838	1,920	7,308	5,157
Income Tax Provision	532	1,292	1,578	1,871

Net Income	$2,306	$628	$5,730	$3,286

Net Income per Common Share - Basic	$0.33	$0.09	$0.83	$0.48

Net Income per Common Share - Diluted	$0.32	$0.09	$0.81	$0.47

Weighted Average Number of Common Shares - Basic	6,945	6,748	6,881	6,911
Weighted Average Number of Common Shares - Diluted	7,163	6,847	7,084	7,015

Dividends Declared Per Common Share	$0.07	$0.07	$0.28	$0.28

600 East Greenwich Avenue West Warwick, RI 02893 +1 (401) 828-4000	NASDAQ: ALOT www.astronovainc.com	Page | 6

AstroNova Reports Q4/FY19 Financial Results/ 7

ASTRONOVA, INC.

Balance Sheet

In Thousands

(Unaudited)

	January 31, 2019	January 31, 2018
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	7,534	10,177
Securities Available for Sale	—	1,511
Accounts Receivable, net	23,486	22,400
Inventories, net	30,161	27,609
Prepaid Expenses and Other Current Assets	1,427	2,083

Total Current Assets	62,608	63,780
PROPERTY, PLANT AND EQUIPMENT	45,327	42,877
Less Accumulated Depreciation	(34,947)	(33,125)

Property, Plant and Equipment, net	10,380	9,752
OTHER ASSETS
Intangible Assets, net	29,674	33,633
Goodwill	12,329	13,004
Deferred Tax Assets	2,928	1,829
Other Assets	1,064	315

Total Other Assets	45,995	48,781

TOTAL ASSETS	118,983	122,313

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	5,956	11,808
Accrued Compensation	5,023	2,901
Other Liabilities and Accrued Expenses	2,911	2,414
Current Portion of Long-Term Debt	5,208	5,498
Current Portion of Royalty Obligation	1,875	1,625
Revolving Credit Facility	1,500	—
Current Liability – Excess Royalty Payment Due	1,265	615
Income Taxes Payable	554	684
Deferred Revenue	373	367

Total Current Liabilities	24,665	25,912
NON CURRENT LIABILITIES
Long-Term Debt, net of current portion	12,870	17,648
Royalty Obligation, net of current portion	9,916	11,760
Deferred Tax Liabilities	40	698
Other Liabilities	1,717	2,648

TOTAL LIABILITIES	49,208	58,666
SHAREHOLDERS’ EQUITY
Common Stock	511	500
Additional Paid-in Capital	53,568	50,016
Retained Earnings	49,511	45,700
Treasury Stock	(32,997)	(32,397)
Accumulated Other Comprehensive Loss, net of tax	(818)	(172)

TOTAL SHAREHOLDERS’ EQUITY	69,774	63,647

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	118,982	122,313

600 East Greenwich Avenue West Warwick, RI 02893 +1 (401) 828-4000	NASDAQ: ALOT www.astronovainc.com	Page | 7

AstroNova Reports Q4/FY19 Financial Results/ 8

ASTRONOVA, INC.

Revenue and Segment Operating Profit

In Thousands

(Unaudited)

	Three Months Ended				Twelve Months Ended
	Revenue		Segment Operating Profit		Revenue		Segment Operating Profit
	January 31, 2019	January 31, 2018	January 31, 2019	January 31, 2018	January 31, 2019	January 31, 2018	January 31, 2019	January 31, 2018
Product Identification	$23,379	$21,735	$2,078	$2,799	$86,786	$81,681	$7,910	$10,561
T&M	13,788	10,964	3,677	1,454	49,871	31,720	11,933	3,754

Total	$37,167	$32,699	5,755	4,253	$136,657	$113,401	19,843	14,315

Corporate Expenses			2,825	2,123			11,123	8,903

Operating Income			2,930	2,130			8,720	5,412
Other Expense-Net			(92)	(210)			(1,412)	(255)

Income Before Income Taxes			2,838	1,920			7,308	5,157
Income Tax Provision			532	1,292			1,578	1,871

Net Income			$2,306	$628			$5,730	$3,286

600 East Greenwich Avenue West Warwick, RI 02893 +1 (401) 828-4000	NASDAQ: ALOT www.astronovainc.com	Page | 8

AstroNova Reports Q4/FY19 Financial Results/ 9

ASTRONOVA, INC.

Net Income and Diliuted Earning per Share GAAP to Non GAAP Reconcilaton

Amounts In Thousands

(Unaudited)

	Three-Months Ended		Twelve-Months Ended
	January 31, 2019	January 31, 2018	January 31, 2019	January 31, 2018
Net Income - GAAP	$2,306	$628	$5,730	$3,286

Tax Act Impact:
Revaluation of Deferred Tax Assets	51	1,010	51	1,010
Transition Tax	14	104	14	104

Adjusted Net Income - Non-GAAP	$2,371	$1,742	$5,795	$4,400

	Three-Months Ended		Twelve-Months Ended
	January 31, 2019	January 31, 2018	January 31, 2019	January 31, 2018
Net Income per Common Share - Diluted - GAAP	$0.32	$0.09	$0.81	$0.47

Tax Act Impact:
Revaluation of Deferred Tax Assets	0.01	0.15	0.01	0.14
Transition Tax	0.00	0.02	0.00	0.01

Adjusted Net Income per Common Share - Diluted - Non-GAAP	$0.33	$0.26	$0.82	$0.62

600 East Greenwich Avenue West Warwick, RI 02893 +1 (401) 828-4000	NASDAQ: ALOT www.astronovainc.com	Page | 9